Exhibit 99.77(q)(1)

ITEM 77Q– Exhibits

(a)(1)	Articles of Amendment, effective October 8, 2015, to the Articles of Incorporation, dated May 7, 1997, dissolving Voya Aggregate Bond Portfolio, Voya Solution 2015 Portfolio and Voya Index Solution 2015 Portfolio – Filed herein.

(e)(1)	Amended Schedule A, dated November 2015, to the Investment Management Agreement between Voya Partners, Inc. and Directed Services LLC, effective November 18, 2014 and amended and restated May 1, 2015 – Filed herein.

(e)(2)	Amended Schedule A, dated November 2015, to the Sub-Advisory Agreement effective November 18, 2014 between Directed Services LLC and Voya Investment Management Co. LLC regarding Voya Global Bond Portfolio, certain Voya Solution Portfolios and certain Voya Index Solution Portfolios – Filed herein.